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                                                                  EXHIBIT 99.1
                        [LETTERHEAD OF MBf USA, INC.]



                            FOR IMMEDIATE RELEASE

        MBf USA, INC. GLOVE SUBSIDIARY SIGNS AGREEMENT WITH TOP DENTAL
                 DEALERS THROUGH AMERICAN DENTAL COOPERATIVE



Itasca, IL -- February 8, 1996 -- MBf USA, Inc. (The Nasdaq SmallCap Stock
Market: MBFA) today announced that its subsidiary, American Health Products Corporation ("AHPC") has entered into an exclusive supply agreement with American Dental Cooperative ("ADC") whereby ADC's members will be able to purchase AHPC's latex gloves sold under ADC's Quala private label.

ADC's membership includes 22 top dental dealers whose aggregate market share is approximately 20% of the total U.S. dental market. ADC's dental product sales are generated by a combined force of approximately 500 sales and service representatives.

AHPC, which markets latex and powder-free latex gloves to hospitals and dental providers, as well as to food service organizations, has seen its sales to dental dealers increase dramatically over the past two years.

Edward J. Marteka, President of MBf USA, said, "We are pleased that our AHPC latex gloves have met ADC's stringent quality and cost criteria. While there is no way to accurately anticipate the volume of glove orders AHPC will receive under this agreement, we are optimistic that our exclusive access to the members of ADC's dental supply network may result in significant sales in 1996."

MBf USA, Inc. and its subsidiaries market Glovetex(R) brand and OEM medical examination gloves in the United States and the world-famous Playboy(R) brand condoms internationally.

                                    # # #

CONTACT:        -or-             MBf USA'S INVESTOR RELATIONS COUNSEL:
MBf USA, Inc.                    The Equity Group Inc.
Edward J. Marteka, President     Terry Hosner        (212) 836-9610
Stephen Tan, CFO                 Linda Latman        (212) 836-9609
(708) 285-9191